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                                                                    EXHIBIT 23.3


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-123014 of Coventry Health Care, Inc. on Form S-4 of our report dated March 8, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for goodwill and intangible assets in 2002), relating to the consolidated financial statements of First Health Group Corp., as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, appearing in the Current Report on Form 8-K/A of Coventry Health Care, Inc. dated February 25, 2005 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
Chicago, IL
March 8, 2005